Exhibit 99.1

News Release – July 27, 2010

Franklin Financial reports increase in 2nd quarter earnings

(Chambersburg, PA) Franklin Financial Services Corporation, the bank holding company of F&M Trust Company, reported earnings of $2,159,000 for the quarter ended June 30, 2010. When compared to earnings of $1,639,000 for the second quarter 2009, net income increased 31.7%. Net income for the first six months of 2010 was $4,133,000 compared with $3,740,000 for the same period in 2009, an increase of 10.5%.

On a per share basis, diluted earnings were $.56 for the quarter ended June 30, 2010 and $1.07 for the first six months of 2010, compared to $.43 and $.98 for the same periods in 2009.

“The current economic conditions remain a challenge for consumers and businesses alike. Several symptoms of today’s economy, including increased loan delinquency, low interest rates, and a climbing count of bank failures, are having a significant impact on the banking industry,” commented William E. Snell, Jr., President and CEO. “In response to these challenges, we increased our provision for loan losses to maintain the adequacy of the allowance for loan losses during these difficult economic times. And while we have experienced higher FDIC deposit insurance premiums this year, our total FDIC expenses during the first six months have dropped as the FDIC has not imposed a special assessment thus far in 2010 as it did in the second quarter last year to replenish the bank insurance fund which has been depleted by the rising number of bank failures.”

“Consumers and small businesses are borrowing more cautiously and increasing their rate of savings in order to build liquidity, which leads us to believe that they are skeptical of a quick economic recovery in this period of ‘new frugality.’ Average loan outstandings for the first six months of 2010 grew to a record $750.7 million, an 8.5% increase from a year earlier.  This growth was driven by higher average commercial loan outstandings, which increased 16.5%, but was offset by a decline in average consumer loan outstandings and lower retention of originations in our residential mortgage portfolio. Average assets grew by 5.9%, and average deposit and repurchase agreement balances were up 8.0% from a year earlier,” remarked Snell.

Total assets at June 30, 2010 reached a record $986.6 million, an increase of 2.1% over total assets of $966.7 million at June 30, 2009.  Net loans grew 7.6% to $748.7 million, while total deposits and repurchase agreements totaled $799.0 million at June 30, 2010, an increase of 3.1% from totals a year earlier. The market value of trust assets under management was $457.2 million on June 30, 2010, representing a 7.7% decline from a year earlier.

Franklin Financial is an independent, locally owned and operated bank holding company headquartered in Chambersburg.  Its wholly owned subsidiary, F&M Trust operates twenty-five community banking offices located throughout Cumberland, Franklin, Fulton and Southern Huntingdon counties in Boiling Springs, Carlisle, Chambersburg, Greencastle, Hustontown, McConnellsburg, Mont Alto, Marion, Newville, Orbisonia, Shippensburg, St. Thomas, Warfordsburg and Waynesboro. Franklin Financial stock is listed on the OTC Bulletin Board under the symbol FRAF.